UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2010

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Building 700 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 12, 2010, Helicos BioSciences Corporation (the “Company”) received a delisting determination letter from the Staff of The Nasdaq Stock Market LLC (“NASDAQ”) due to the Company’s failure to regain compliance with the NASDAQ Global Market’s minimum bid price requirement for continued listing as set forth in Listing Rule 5450(a)(1).  Unless an appeal is filed, as discussed below, the Company’s securities will be delisted from the NASDAQ Global Market and the trading of the Company’s common stock will be suspended at the opening of business on October 21, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market.

The Company expects to appeal the NASDAQ Staff’s determination within seven calendar days of receipt of the letter.  Failure to request a hearing by 4:00 p.m. (Eastern Time) on October 19, 2010 will result in the suspension of trading and delisting of the Company’s common stock under the terms of the delisting determination letter.  If the Company appeals the delisting determination, the appeal will stay the suspension of the Company’s securities and the filing of the Form 25-NSE until a hearing process concludes and the NASDAQ hearings panel (the “Panel”) has issued a written decision.  There can be no assurance that the Panel will grant the Company’s request for additional time or for continued listing.

Item 5.02.                                          Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 14, 2010, the Company appointed Dr. Ivan Trifunovich as its new President and Chief Executive Officer.  Under the terms of his employment arrangement with the Company, Dr. Trifunovich will receive: (i) a salary of $30,000 per month, subject to a potential annual increase by the compensation committee of the Company’s board of directors; (ii) a bonus opportunity of up to 30% of Dr. Trifunovich’s annual base salary, subject to the discretion of the compensation committee of the Company’s board of directors; and (iii) an equity award in the form of restricted stock equal to 5% of the Company’s fully diluted capital stock (the “Award”).  The Company is awarding Dr. Trifunovich 25% of the Award, or 1.25% of the Company’s fully diluted capital stock, at this time with the balance to be awarded upon a subsequent expansion of the Company’s 2007 Stock Option and Incentive Plan (the “2007 Plan”).

The Award will be subject to a time-based vesting schedule with 25% of the Award vesting on the first anniversary of the Award date (the “First Anniversary”) and 6.25% of the remaining Award vesting each subsequent quarter following the First Anniversary, subject to Dr. Trifunovich’s continued employment with the Company on each vesting date.  The Award is subject to anti-dilution protection which will be triggered in the event that the Company effects an equity or equity-linked financing, whether strategic or otherwise, beginning with and including the Company’s next equity or equity-linked financing and continuing during the twenty-four (24) month period after such next financing until the Company has raised an aggregate of twenty-five million dollars ($25,000,000) in net proceeds in one or more such financings, subject to Dr. Trifunovich’s continued employment with the Company at the consummation of such financing.  If Dr. Trifunovich is terminated without cause or he resigns for good reason, 50% of the then-unvested shares of the Award will accelerate and become non-forfeitable.  The Award will fully vest upon the consummation of: (i) a Sale Event (as such term is defined in the 2007 Plan); (ii) the exclusive license of substantially all of the Company’s assets; or (iii) a liquidation of the Company.

Upon any distribution to the Company’s shareholders (whether by dividend, return of capital, liquidation or otherwise) or a Sale Event (as defined in the 2007 Plan), Dr. Trifunovich will receive a cash payment (the “Transaction Bonuses”) from the Company in an amount reflecting the payment he would have received based on his stockholdings if the Company had actually issued him the entire Award.  Dr. Trifunovich will not be entitled to any of the Transaction Bonuses once Dr. Trifunovich actually receives the entire Award.  If Dr. Trifunovich is terminated by the Company without cause or he resigns for good reason before issuance of the entire Award, Dr. Trifunovich will remain eligible for the Transaction Bonuses, but only up to the portion of the Award vested as of his termination (after accounting for any acceleration of the Award triggered by Dr. Trifunovich’s conclusion of employment with the Company), reduced by the amount of his actual distribution based on his current stockholdings.

In conjunction with Dr. Trifunovich’s appointment, Ronald A. Lowy, the Company’s former Chief Executive Officer and President, will continue to serve on the Company’s board of directors.  As part of Mr. Lowy’s severance arrangement, the Company will continue to pay the costs associated with Mr. Lowy’s medical insurance benefits for a period of 24 months following the effective date of his resignation.  Additionally, Mr. Lowy shall continue to receive the anti-dilution and change in control protection on 892,670 shares of the Company’s common stock as set forth in Mr. Lowy’s Retention Agreement with the Company dated August 6, 2010.  With respect to the Stock Option Agreements between Mr. Lowy and the Company dated January 28, 2009 and February 10, 2009, the period within which such stock options may be exercised is being extended, so that Mr. Lowy may exercise these stock options for a period of 90 days from the date that Mr. Lowy no longer serves on the Company’s board of directors.

On October 14, 2010, the Company issued a press release regarding the changes in its management, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                     Financial Statements and Exhibits.

(d)                  Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Jeffrey R. Moore
Date: October 15, 2010	Name:	Jeffrey R. Moore
	Title:	Senior Vice President and Chief Financial Officer